As filed with the Securities and Exchange Commission on July 24, 2020

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________
AMERICAN EXPRESS COMPANY
(Exact Name of Registrant as Specified in Its Charter)

New York	13-4922250
(State of Incorporation)	(I.R.S. Employer Identification No.)
____________
200 Vesey Street
New York, New York 10285
(212) 640-2000
(Address of Principal Executive Offices) (Zip Code)
Amended and Restated American Express Company 2016 Incentive Compensation Plan
(Full Title of the Plan)
____________
Laureen E. Seeger, Esq.
Chief Legal Officer
American Express Company
200 Vesey Street
New York, New York 10285
(212) 640-2000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
____________
Copy to:
David S. Carroll, Esq.
David A. Kanarek, Esq.
American Express Company
200 Vesey Street
New York, New York 10285
(212) 640-2000
____________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

____________
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares, par value $0.20 per share	7,000,000.00	$96.65	$676,550,000.00	$87,816.19(2)
Total	7,000,000.00			$87,816.19

(1)	This Registration Statement covers common shares (“Shares”) of American Express Company (the “Registrant”) available for future grants under the Amended and Restated American Express Company 2016 Incentive Compensation Plan (the “Plan”) and, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), together with an indeterminate number of common shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Plan as a result of stock splits, dividends or similar adjustments of the outstanding common shares of the Registrant
(2)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(h) under the Securities Act and based upon the average of the high and low prices of the Shares of the Registrant as reported on the New York Stock Exchange on July 23, 2020.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The Registrant will send or give the documents containing the information specified in Part I of Form S-8 to employees as specified by the Securities and Exchange Commission Rule 428(b)(1) under the Securities Act. The Registrant does not need to file these documents with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference.
The following documents filed with the Commission by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this registration statement:
(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed pursuant to the Exchange Act on February 13, 2020 (the “Annual Report”);
(b) All other reports filed by the Registrant pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report; and
(c) The description of the Registrant’s Common Shares, par value $.20 per share, contained in the Registrant’s Registration Statement on Form 8-A/A dated June 12, 2000.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Article VI of the Registrant's By-laws, as amended, provides as follows:

SECTION 6.1. DIRECTORS, OFFICERS AND EMPLOYEES. The corporation shall, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, indemnify any person, made or threatened to be made, a party to, or who is otherwise involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, legislative or investigative, by reason of the fact that such person, is or was or has agreed to become a director of the corporation, or is or was an officer or employee of the corporation, or serves or served or has agreed to serve any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of the corporation, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with such action, suit or proceeding, or any appeal therein; provided, however, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director, officer or employee establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Any action, suit or proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director, officer or employee serves or served or agreed to serve at the request of the corporation shall be included in the actions for which directors, officers and employees will be indemnified under the terms of this Section 6.1. Such indemnification shall include the right to be paid advances of any expenses incurred by such person in connection with such action, suit or proceeding, upon receipt of an undertaking by or on behalf of such person to repay such amount consistent with the provisions of applicable law. Notwithstanding anything to the contrary set forth herein, no indemnification, nor the right to be paid advances of any expenses, shall be provided to (A) any such person with respect to any action, suit or proceeding, or part thereof, brought by such person against the corporation or any affiliate of the corporation, whether by way of direct claim, counterclaim, claim for contribution or otherwise, unless consented to by the Board (other than in connection with any action, suit or proceeding that successfully enforces such person's rights to indemnification and advancement of expenses hereunder), or (B) any such person other than a present or former officer or director of the corporation unless such person reasonably cooperates with the corporation and its insurers in connection with the action, suit or proceeding and any related matter, including the determination of such person's entitlement to indemnification hereunder, and agrees to such other terms and conditions as the corporation may reasonably request.
SECTION 6.2 OTHER INDEMNIFICATION. The corporation may indemnify any person to whom the corporation is permitted by applicable law or these by-laws to provide indemnification or the advancement of expenses, whether pursuant to rights granted pursuant to, or provided by, the New York Business Corporation Law or any other law or these by-laws or other rights created by (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, it being expressly intended that these by-laws authorize the creation of other rights in any such manner. The right to be indemnified and to the reimbursement or advancement of expenses incurred in defending a proceeding in advance of its final disposition authorized by this Section 6.2, shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-laws, agreement, vote of shareholders or disinterested directors or otherwise.
SECTION 6.3 MISCELLANEOUS. The right to indemnification conferred by Section 6.1, and any indemnification extended under Section 6.2, (i) is a contract right pursuant to which the person entitled thereto may bring suit as if the provisions thereof were set forth in a separate written contract between the corporation and such person, (ii) is intended to be retroactive to events occurring prior to the adoption of this Article VI, to the fullest extent permitted by applicable law, and (iii) shall continue to exist after the rescission or restrictive modification thereof with respect to events occurring prior thereto. The benefits of Section 6.1 shall extend to the heirs, executors, administrators and legal representatives of any person entitled to indemnification under this Article.

The Plan provides that no member of the Committee (as defined in the Plan) and no officer of the Registrant shall be liable for anything done or omitted to be done by him, by any other member of the Committee or by any officer of the Registrant in connection with the performance of duties under the Plan, except for his own willful misconduct or as expressly provided by applicable law.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
The following exhibits are filed with or incorporated by reference into this registration statement (numbering corresponds to Exhibit Table in Item 6.01 of Regulation S-K).

Exhibit No.	Description of Exhibit
4.1
American Express Company 2016 Incentive Compensation Plan (as amended and restated effective May 5, 2020) (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K (File No. 1-7657), dated May 5, 2020 (filed May 7, 2020)).

4.2
Amended and Restated Certificate of Incorporation, as amended through February 27, 2015 (incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q (File No. 1-7657) for the quarter ended March 31, 2015).

4.3	By-laws, as amended through September 26, 2016 (incorporated by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K (File No. 1-7657), filed on September 27, 2016).
5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP (filed herewith)
23.1	Consent of PricewaterhouseCoopers LLP (filed herewith)
23.2	Consent of Cleary Gottlieb Steen & Hamilton LLP (contained in the opinion filed herewith as Exhibit 5.1)

Item 9. Undertakings.
(1) The undersigned Registrant hereby undertakes:
(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (1)(a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on July 24, 2020.

American Express Company
/s/ Jeffrey C. Campbell
Name: Jeffrey C. Campbell
Title: Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ Stephen J. Squeri Stephen J. Squeri	Chairman, Chief Executive Officer and Director	July 24, 2020

/s/Jeffrey C. Campbell Jeffrey C. Campbell	Chief Financial Officer (Principal Financial Officer)	July 24, 2020

/s/ Jessica Lieberman Quinn Jessica Lieberman Quinn	Executive Vice President and Corporate Comptroller (Principal Accounting Officer)	July 24, 2020

/s/ Charlene Barshefsky Charlene Barshefsky	Director	July 23, 2020

/s/ John J. Brennan John J. Brennan	Director	July 22, 2020

/s/ Peter Chernin Peter Chernin	Director	July 23, 2020

/s/ Ralph de la Vega Ralph de la Vega	Director	July 22, 2020

/s/ Anne Lauvergeon Anne Lauvergeon	Director	July 23, 2020
/s/ Michael O. Leavitt Michael O. Leavitt	Director	July 23, 2020

/s/ Theodore J. Leonsis Theodore J. Leonsis	Director	July 22, 2020

/s/ Karen L. Parkhill Karen L. Parkhill	Director	July 22, 2020

/s/ Lynn A. Pike Lynn A. Pike	Director	July 23, 2020

/s/ Daniel L. Vasella Daniel L. Vasella	Director	July 23, 2020

/s/ Ronald A. Williams Ronald A. Williams	Director	July 22, 2020

/s/ Christopher D. Young Christopher D. Young	Director	July 22, 2020

EXHIBIT INDEX

Exhibit No.
4.1
American Express Company 2016 Incentive Compensation Plan (as amended and restated effective May 5, 2020) (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K (File No. 1-7657), dated May 5, 2020 (filed May 7, 2020)).

4.2
Amended and Restated Certificate of Incorporation, as amended through February 27, 2015 (incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q (File No. 1-7657) for the quarter ended March 31, 2015).

4.3	By-laws, as amended through September 26, 2016 (incorporated by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K (File No. 1-7657), filed on September 27, 2016).
5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP (filed herewith)
23.1	Consent of PricewaterhouseCoopers LLP (filed herewith)
23.2	Consent of Cleary Gottlieb Steen & Hamilton LLP (contained in the opinion filed herewith as Exhibit 5.1)